Exhibit 99.1
LAIDLAW INTERNATIONAL, INC. ANNOUNCES COMMENCEMENT OF TENDER OFFER
NAPERVILLE, Ill., July 10, 2006 — Laidlaw International, Inc. (NYSE:LI) today announced that it is commencing a modified “Dutch Auction” tender offer for up to 15,000,000 shares of its common stock with proceeds from a new $500 million term debt facility. The new debt facility will also be used to make open market stock repurchases after the tender. In the tender offer, shareholders will have the opportunity to tender some or all of their shares at a price not less than $25.50 per share or more than $28.50 per share. The tender offer will expire on August 7, 2006 at 5:00 pm, New York City time, unless extended.
“We set out to achieve a more balanced debt to equity ratio with our balance sheet,” said Kevin Benson, President and Chief Executive Officer of Laidlaw International, Inc. “After a thorough review, we concluded that a leverage ratio of approximately 1.7x EBITDA is appropriate for Laidlaw and is consistent with our overall operating philosophies. The new debt will enable us to execute a sizable stock repurchase plan and return capital to our shareholders.”
Based on the number of shares tendered and the prices specified by the tendering shareholders, Laidlaw International will determine the lowest price per share within the range that will enable it to buy 15,000,000 of its common stock or a lesser amount if fewer than 15,000,000 shares are properly tendered. If more than 15,000,000 shares are tendered at or below the purchase price selected, the Company will purchase shares tendered at prices below or equal to the purchase price on a pro rata basis. In accordance with the rules of the Securities and Exchange Commission, Laidlaw International, Inc. may under certain circumstances and reserves the right to, purchase in the tender offer an additional amount of shares, not to exceed 2% of its outstanding common stock, without amending or extending the tender offer.
All shares that are acquired in the tender offer will be acquired at the same purchase price, including shares that are tendered at a lower price. Shareholders whose shares are purchased in the tender offer will be paid the purchase price in cash, without interest, promptly after the expiration of the tender offer.
Following completion of the tender offer, the Company may also purchase the difference between the aggregate dollar amount that is repurchased through the tender offer and $500 million of its common stock through open market purchases. These open market purchases will not begin until the 11th business day following the expiration of the tender offer period. Laidlaw International may conduct its share repurchases in the open market, in privately negotiated transactions, through derivative transactions and through purchases made in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934. The repurchase program does not require Laidlaw International to acquire any specific number of shares and may be terminated at any time.
The tender offer is not contingent on any minimum number of shares being tendered. However, the tender offer is subject to a number of other conditions specified in the Offer to Purchase that will be distributed to all Laidlaw International, Inc. shareholders of record.

The dealer managers for the offer are Morgan Stanley & Co. Inc. and UBS Securities LLC. Questions concerning the tender offer may be directed to Morgan Stanley & Co. Inc. at (866) 818-4954 and UBS Securities LLC at (212) 821-2100. D. F. King & Co., Inc. is the information agent for the tender offer and any questions concerning the tender offer or requests for copies of the Offer to Purchase, Letter of Transmittal and related documents should be directed to D. F. King & Co., Inc. by calling (212) 269-5550 (banks and brokerage firms) or (800) 290-6427 (all others toll free). The Offer to Purchase, Letter of Transmittal and related documents are being mailed to registered shareholders and will also be made available for distribution to beneficial owners of Laidlaw International common stock.
This news release is for informational purposes only, and is not an offer to buy, or the solicitation of an offer to sell, any shares. The full details of the tender offer, including instructions on how to tender shares, along with the Letter of Transmittal and related materials, are expected to be mailed promptly. Shareholders should carefully read the Offer to Purchase, the Letter of Transmittal and other related materials when they are available because they will contain important information including various terms and conditions of the tender offer. Shareholders may obtain free copies, when available, of the Offer to Purchase and other related documents that will be filed by Laidlaw International with the U.S. Securities and Exchange Commission at the Commission’s website at www.sec.gov. Shareholders also may obtain a copy of these documents, without charge, from D. F. King & Co., Inc., the information agent for the tender offer, appointed in connection with the offer. Shareholders are urged to read these materials carefully prior to making any decision with respect to the tender offer.
Neither Laidlaw International nor any member of its Board of Directors, nor the Dealer Managers or the Information Agent is making any recommendation to shareholders as to whether to tender or refrain from tendering their shares into the tender offer. Shareholders must decide how many shares they will tender, if any, and the price, within the stated range, at which they will offer their shares for purchase by Laidlaw International, Inc.
About Laidlaw International, Inc.
Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport services and a leading supplier of public transit services. The company’s businesses operate under the brands: Laidlaw Education Services, Greyhound Lines, Greyhound Canada and Laidlaw Transit. The company’s shares trade on the New York Stock Exchange (NYSE:LI). For more information on Laidlaw International, visit the website: www.laidlaw.com.
Contact:
Sarah Lewensohn
Director, Investor Relations
(630) 848-3120